Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	State National Companies, Inc. David Hale, COO & CFO 817-265-2000 Dennard • Lascar Associates Rick Black 713-529-6600

State National Companies Reports Second Quarter 2015 Results

Company Increases Quarterly Cash Dividend to $0.06

BEDFORD, TX — August 12, 2015 — State National Companies, Inc. (NASDAQ: SNC) today reported its financial results for the second quarter ended June 30, 2015.

Total revenues in the second quarter of 2015 were $46.4 million, up 31.1 percent from $35.4 million in the second quarter of 2014.  Adjusted net income, a non-GAAP measure, was $9.7 million, or $0.22 per diluted share, in the second quarter of 2015, compared to adjusted net income of $8.5 million, or $0.24 per diluted share, for the same period in 2014.  The difference in earnings per diluted share was the result of a net increase of approximately 9.5 million weighted average shares outstanding associated with the private placement completed in June 2014.  Reported net income was $9.7 million, or $0.22 per diluted share, in the second quarter of 2015.  See below for a reconciliation of non-GAAP financial measures.

The Company today also announced that its Board of Directors has declared a regular cash dividend of $0.06 per share payable on its outstanding common stock.  The dividend will be paid on September 28, 2015 to all shareholders of record on September 11, 2015.

Financial Highlights - Second Quarter 2015 Compared to the Second Quarter 2014:

•                  Gross written premiums were $325.6 million, up 24.7 percent

•                  Premiums earned were $25.7 million, up 21.2 percent

•                  Ceding fees were $16.4 million, up 49.1 percent

•                  Adjusted net income was $9.7 million, up 14.1 percent

•                  Adjusted diluted EPS of $0.22, down from $0.24

Commenting on the quarter, State National’s Chairman, President and Chief Executive Officer Terry Ledbetter, stated, “We are pleased to announce substantial growth in our Lender and Program Services segments, which generated continued growth in cash flows and profitability in the second quarter of 2015.  Based on strong financial performance and a solid balance sheet, our Board has declared a cash dividend of $0.06 per share, which represents an increase of $0.05 from the previously declared dividends.  We remain optimistic about the positive trends in our business and are maintaining our 2015 growth outlook.”

Lender Services Segment

In Lender Services, our Collateral Protection Insurance, or CPI, business is fully vertically integrated and we manage all aspects of the CPI business for our clients, including policy issuance and administration, underwriting and claims. The Company differentiates itself from competitors by establishing long-term relationships with clients, leveraging its alliance with CUNA Mutual, and providing high-quality service and advanced technology to more than 600 customers and over 6.1 million loans.

In the second quarter of 2015, total revenues from the Lender Services segment were $26.4 million, an increase of $4.6 million, or 21.0 percent, from the second quarter of 2014.  Premiums earned increased by $4.5 million, or 21.2 percent, to $25.7 million in the second quarter of 2015 from $21.2 million in the second quarter of 2014.  Increases in Lender Services premiums came from existing clients, new business and the amendment to the CUNA Mutual agreement.  Also contributing to growth were rising automobile sales, higher average automobile loan balances and increasing credit availability.  Our CUNA Mutual alliance continues to generate increases in premiums earned due to increased sales to credit unions and high account retention.

Losses and loss adjustment expenses were $12.1 million in the second quarter of 2015, compared to $8.7 million in the same period last year, primarily a result of increased exposure due to higher earned premiums, increased retention for the business subject to the CUNA Mutual alliance and increases in claim frequency and severity.  The net loss ratio rose to 47.1 percent in the second quarter of 2015 from 41.1 percent in the second quarter of 2014.

Program Services Segment

Our Program Services business provides fronting to general agents and insurance carriers to leverage our “A” (Excellent) A.M. Best rating with our expansive licenses and trusted reputation to provide access to the U.S. property and casualty insurance market in exchange for ceding fees.  State National issues the policy, and the reinsurer assumes the risk.

In the second quarter of 2015, total revenues from the Program Services segment were $16.4 million, an increase of $5.4 million, or 49.1 percent, from the second quarter of 2014.  The growth in revenues was driven by increased ceding fees from both new and existing client programs.  The Nephila program contributed ceding fees of $3.2 million, consisting of $2.5 million of capacity fees and $0.7 million of premium related fees.

General and Administrative Expenses

General and administrative expenses in the second quarter of 2015 increased $3.1 million, or 24.0 percent, to $16.0 million from $12.9 million in the second quarter of 2014, primarily due to an increase in direct personnel costs and stock-based compensation expense.

Balance Sheet

State National’s balance sheet reflects low financial leverage with $44.5 million of subordinated debentures.  The subordinated debentures have limited covenant requirements and are interest-only until the mid-2030s. The Company had only $6.3 million of goodwill and other intangibles at June 30, 2015.

State National’s investment portfolio is primarily comprised of fixed income securities, the majority of which have investment grade ratings with short duration of approximately four years and are laddered to allow for new funds to reinvest annually as rates change.  Most of the Company’s reserves are ceded to reinsurers.

2015 Outlook

We maintain our Outlook for 2015 in our Lender and Program Services operating businesses.

In Lender Services, we expect our strong sales and marketing efforts coupled with the ongoing success of our relationship with CUNA Mutual to continue to drive growth.  The trend of rising automobile sales, higher average automobile loan balances and increasing credit availability should also contribute to organic growth in 2015.  Based on these factors, we expect net earned premiums in 2015 to be in the range of $120 million to $130 million, up from $96.7 million in 2014, with an expected combined ratio of 85 to 90 percent.

In Program Services, increased capital in the property and casualty insurance market, including the increased role of alternative capital, and the growth of offshore markets should drive demand for our services, as many of these firms do not have direct access to the primary insurance market.  We see increasing velocity in our pipeline that is partially a result of dedicated business development staff calling directly on general agents, beginning in the summer of 2014.  We expect ceding fees for Program Services in 2015 to be in the range of $55 million to $60 million.

Non-GAAP Reconciliation

This press release includes certain financial measures that have been adjusted for items impacting comparability. The accompanying information provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, earnings per share, return on equity or any other GAAP measure of liquidity or financial performance.

Adjusted net income is considered a non-GAAP financial measure because it reflects adjustments to net income, which is the most directly comparable measure calculated in accordance with GAAP for the pro forma provision for income taxes as if the Company had been treated as a C Corporation for each period presented and the exclusion (net of tax benefit) of the increase in the Company’s deferred tax asset as a result of the conversion to C Corporation status, the amount of founder special compensation and the non-recurring offering-related expenses and contract modification expense related to the amendment to our alliance agreement with CUNA Mutual, as applicable. Management believes this measure is helpful to investors because it provides comparability in evaluating core financial performance between periods.

STATE NATIONAL COMPANIES, INC.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except per share data)

Adjusted Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Adjusted net income	$9,682	$8,502	$18,356	$13,395
Reconciliation of adjusted net income:
Net income (loss)	$9,682	$607	$18,356	$(2,793)
Plus (less): Provision for income taxes to reflect change to C corporation status (4)	—	1,797	—	3,957
Less: Recognition of deferred tax asset upon conversion to C corporation (5)	—	14,460	—	14,460
Plus: Founder special compensation (1) (6)	—	5,027	—	11,160
Plus: Offering-related expenses (2) (6)	—	4,441	—	4,441
Plus: Contract modification expense (3) (6)	—	11,090	—	11,090
Adjusted net income	$9,682	$8,502	$18,356	$13,395

Adjusted Earnings Per Share

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Adjusted diluted earnings per share	$0.22	$0.24	$0.41	$0.39
Reconciliation of adjusted diluted earnings per share:
Net income (loss)	$0.22	$0.02	$0.41	$(0.08)
Plus (less): Provision for income taxes to reflect change to C corporation status (4)	—	0.05	—	0.11
Less: Recognition of deferred tax asset upon conversion to C corporation (5)	—	0.42	—	0.42
Plus: Founder special compensation (1) (6)	—	0.14	—	0.32
Plus: Offering-related expenses (2) (6)	—	0.13	—	0.13
Plus: Contract modification expense (3) (6)	—	0.32	—	0.32
Adjusted diluted earnings per share	$0.22	$0.24	$0.41	$0.39

(1)         During the periods presented, we made special compensation payments to our co-founders and principal executive officers, Lonnie Ledbetter and Terry Ledbetter in recognition of their service to our Company.  We refer to these payments as “founder special compensation.”  Following the completion of the private placement, we ceased paying founder special compensation.

(2)         Offering related expenses are non-recurring expenses related to the Company’s private placement of common stock in 2014.

(3)         In connection with the 2014 amendment to the alliance agreement with CUNA Mutual, we agreed to pay CUNA Mutual $17.8 million. As a result, we recorded contract modification expense of $17.8 million as of June 30, 2014.

(4)         Upon the completion of the private placement, our parent company’s status as a Subchapter S corporation terminated and our consolidated income became fully subject to U.S. federal income taxes.  This adjustment represents estimated income taxes as if the Company had been treated as a C Corporation for each period presented.

(5)         As a result of the Company’s conversion to a C Corporation, the deferred tax asset increased by approximately $14 million as of June 30, 2014 primarily due to the effects of eliminating deferred tax balances on the insurance subsidiaries related to intercompany transactions.

(6)         Founder special compensation, offering-related expenses and contract modification expense are shown net of estimated statutory federal and state income taxes for each period presented.

Conference Call

State National will host a conference tomorrow morning, August 13, 2015 at 10:30 a.m. Eastern Time (9:30 a.m. Central Time) to discuss its second quarter 2015 results.  To access the call live, dial (716) 247-5810 and use the passcode 82387176# at least 10 minutes prior to the start time.  Alternatively, investors can listen live over the Internet by visiting the Company’s website at http://ir.statenational.com/.  For those who cannot listen to the live call, a telephonic replay will be available through August 20, 2015 and may be accessed by calling (404) 537-3406 and using pass code 82387176#.  Also, an archive of the webcast will be available after the call for a period of 90 days on the “Investor Relations” section of the Company’s website at http://www.statenational.com/.

About State National Companies, Inc.

State National Companies, Inc. (NASDAQ: SNC) is a leading specialty provider of property and casualty insurance operating in two niche markets across the United States.  In its Program Services segment, the Company leverages its “A” (Excellent) A.M. Best rating, expansive licenses and reputation to provide access to the U.S. property and casualty insurance market in exchange for ceding fees.  In its Lender Services segment, the company specializes in providing collateral protection insurance, which insures personal automobiles and other vehicles held as collateral for loans made by credit unions, banks and specialty finance companies.  To learn more, please visit www.statenational.com. The Company routinely posts important company information on its website.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this press release are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally, but not always, accompanied by words such as “estimate,” “believe,” “expect,” “will,” “plan,” “target,” “could”  or other words that convey the uncertainty of future events or outcomes.

There can be no assurance that actual developments will be those anticipated by us. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, our ability to recover from our capacity providers, the cost and availability of reinsurance coverage, challenges to our use of issuing carrier or fronting arrangements by regulators or changes in state or federal insurance or other statutes or regulations, our dependence on a limited number of business partners, potential regulatory scrutiny of lender-placed automobile insurance, level of new car sales, availability of credit for vehicle purchases and other factors affecting automobile financing, our ability to compete effectively, a downgrade in the financial strength ratings of our insurance subsidiaries, our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves, changes in interest rates or other changes in the financial markets, the effects of emerging claim and coverage issues, changes in the demand for our products, the effect of general economic conditions, breaches in data security or other disruptions with our technology, and changes in pricing  or other competitive environments.

Forward-looking statements involve inherent risks and uncertainties that are difficult to predict, many of which are beyond our control. Additional information about these risks and uncertainties is contained in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

STATE NATIONAL COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands, except for share and per share information)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Investments:
Fixed-maturity securities — available-for-sale, at fair value (amortized cost — $309,027, $305,019, respectively)	$311,511	$309,911
Equity securities — available-for-sale, at fair value (cost — $2,103, $1,419, respectively)	3,221	2,642
Total investments	314,732	312,553

Cash and cash equivalents	47,243	38,348
Restricted cash and investments	3,716	6,597
Accounts receivable from agents, net	24,579	18,528
Reinsurance recoverable on paid losses	1,103	1,200
Deferred acquisition costs	834	1,036
Reinsurance recoverables	1,783,801	1,656,534
Property and equipment, net (includes land held for sale — $1,034, $1,034, respectively)	17,758	18,397
Interest receivable	1,981	1,795
Deferred income taxes, net	27,125	23,864
Goodwill and intangible assets, net	6,320	6,683
Other assets	5,243	6,229
Total assets	$2,234,435	$2,091,764

Liabilities
Unpaid losses and loss adjustment expenses	$1,264,456	$1,209,905
Unearned premiums	549,798	480,124
Allowance for policy cancellations	52,552	55,500
Deferred ceding fees	29,048	23,612
Accounts payable to agents	1,946	2,448
Accounts payable to insurance companies	3,619	4,399
Subordinated debentures	44,500	44,500
Income taxes payable	3,092	1,762
Other liabilities	26,984	28,642
Total liabilities	1,975,995	1,850,892

Shareholders’ equity
Common stock, $.001 par value (150,000,000 shares authorized; 44,488,190 and 44,247,102 shares issued at June 30, 2015 and December 31, 2014, respectively)	44	44
Preferred stock, $.001 par value (10,000,000 shares authorized; no shares issued and outstanding at June 30, 2015 and December 31, 2014)	—	—
Additional paid-in capital	222,487	220,577
Retained earnings	33,577	16,108
Accumulated other comprehensive income	2,332	4,143
Total shareholders’ equity	258,440	240,872
Total liabilities and shareholders’ equity	$2,234,435	$2,091,764

STATE NATIONAL COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except for per share information)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014
Revenues:
Premiums earned	$25,705	$21,200	$54,989	$43,986
Commission income	364	345	734	762
Ceding fees	16,379	10,956	30,523	20,858
Net investment income	2,272	1,106	3,953	2,218
Realized net investment gains	1,186	495	1,451	895
Other income	462	1,301	847	2,211
Total revenues	46,368	35,403	92,497	70,930

Expenses:
Losses and loss adjustment expenses	12,649	8,318	26,182	18,314
Commissions	1,260	393	2,757	1,229
Taxes, licenses, and fees	563	625	1,275	1,230
General and administrative	16,051	12,931	32,193	27,508
Founder special compensation	—	6,711	—	17,914
Offering-related expenses	—	7,129	—	7,129
Contract modification expense	—	17,800	—	17,800
Interest expense	505	574	1,005	1,148
Total expenses	31,028	54,481	63,412	92,272

Income (loss) before income taxes	15,340	(19,078)	29,085	(21,342)

Income taxes:
Current tax expense	7,770	2,075	13,014	3,753
Deferred tax benefit	(2,112)	(21,760)	(2,285)	(22,302)
	5,658	(19,685)	10,729	(18,549)
Net income (loss)	$9,682	$607	$18,356	$(2,793)

Net income (loss) per share attributable to common shareholders:
Basic earnings per share	$0.22	$0.02	$0.41	$(0.08)
Diluted earnings per share	0.22	0.02	0.41	(0.08)

Dividends, per share	$0.01	$0.14	$0.02	$0.48

Weighted-average common shares outstanding — basic	44,247,102	34,727,429	44,247,102	34,455,221
Weighted-average common shares outstanding — diluted	44,251,841	34,728,089	44,249,508	34,455,221

Program Services Segment — Results of Operations

Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands)	2015	2014	2015	2014

Revenues:
Premiums earned	$(3)	$—	$(14)	$(16)
Ceding Fees	16,379	10,956	30,523	20,858
Total revenues	16,376	10,956	30,509	20,842

Expenses:
Losses and loss adjustment expenses	553	(400)	967	(153)
Commissions	2	3	2	(2)
Taxes, licenses, and fees	4	(7)	9	(1)
General and administrative	3,000	2,349	6,133	5,205
Total expenses	3,559	1,945	7,111	5,049

Income before income taxes	$12,817	$9,011	$23,398	$15,793

Program gross expense ratio	1.0%	1.0%	1.1%	1.2%
Gross premiums written	$296,146	$231,927	$561,058	$436,085
Gross premiums earned	$253,853	$200,145	$486,786	$375,248

Lender Services Segment — Results of Operations

Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands)	2015	2014	2015	2014

Revenues:
Premiums earned	$25,708	$21,200	$55,003	$44,002
Commission income	364	345	734	762
Other income	371	309	722	620
Total revenues	26,443	21,854	56,459	45,384

Expenses:
Losses and loss adjustment expenses	12,096	8,718	25,215	18,467
Commissions	1,258	390	2,755	1,231
Taxes, licenses, and fees	559	632	1,266	1,231
General and administrative	9,958	9,080	20,131	19,277
Contract modification expense	—	17,800	—	17,800
Total expenses	23,871	36,620	49,367	58,006

Income (loss) before income taxes	$2,572	$(14,766)	$7,092	$(12,622)

Adjusted pre-tax income	$2,572	$3,034	$7,092	$5,178
Reconciliation of adjusted pre-tax income:
Pre-tax income (loss)	$2,572	$(14,766)	$7,092	$(12,622)
Plus: Contract modification expense (1)	—	17,800	—	17,800
Adjusted pre-tax income	$2,572	$3,034	$7,092	$5,178

Net loss ratio	47.1%	41.1%	45.8%	42.0%
Net expense ratio	45.8%	47.7%	43.9%	49.4%
Net combined ratio	92.9%	88.8%	89.7%	91.4%

Gross premiums written	$29,464	$29,180	$62,113	$55,290
Net premiums written	$24,531	$21,322	$51,413	$40,690

(1)         In connection with the 2014 amendment to the alliance agreement with CUNA Mutual, we agreed to pay CUNA Mutual $17.8 million. As a result, we recorded contract modification expense of $17.8 million as of June 30, 2014.

Corporate Segment — Results of Operations

Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands)	2015	2014	2015	2014

Revenues:
Net investment income	$2,272	$1,106	$3,953	$2,218
Realized net investment gains	1,186	495	1,451	895
Other income	91	992	125	1,591
Total revenues	3,549	2,593	5,529	4,704

Expenses:
General and administrative	3,093	1,502	5,929	3,026
Founder special compensation	—	6,711	—	17,914
Offering-related expenses	—	7,129	—	7,129
Interest expense	505	574	1,005	1,148
Total expenses	3,598	15,916	6,934	29,217

Income (loss) before income taxes	(49)	(13,323)	(1,405)	(24,513)

Income tax expense (benefit)	5,658	(19,685)	10,729	(18,549)

Net income (loss)	$(5,707)	$6,362	$(12,134)	$(5,964)

Adjusted pre-tax income (loss)	$(49)	$517	$(1,405)	$530
Reconciliation of adjusted pre-tax income (loss):
Pre-tax income (loss)	$(49)	$(13,323)	$(1,405)	$(24,513)
Plus: Founder special compensation (1)	—	6,711	—	17,914
Plus: Offering-related expenses (2)	—	7,129	—	7,129
Adjusted pre-tax income (loss)	$(49)	$517	$(1,405)	$530

(1)         During the periods presented, we made special compensation payments to our co-founders and principal executive officers, Lonnie Ledbetter and Terry Ledbetter in recognition of their service to our Company.  We refer to these payments as “founder special compensation.”  Following the completion of the private placement, we ceased paying founder special compensation.

(2)         Offering related expenses are non-recurring expenses related to the Company’s private placement of common stock in 2014.

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